EMPLOYMENT AGREEMENT

THIS AGREEMENT (this "Agreement'') is made as of February 1, 2016 (the "Effective Date"), between Rx Safes,Inc. (the "Company"), doing business at 170 South Green Valley Parkway, Suite 300, Henderson, NV 89012 and Faruk Okcetin (the "Employee"), residing at 110 Talisman Way, Apt 327, Raleigh, NC 27615. The Company and the Employee are sometimes hereinafter referred to individually as a "Party" and together as "Parties." Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given to them in Section 12 below.

WHEREAS, the Employee has substantial business knowledge, expertise and experience in the conduct of the business of the Company and the Company desires to retain the knowledge, expertise and experience of the Employee to assist in the operations and management of the Company and its Subsidiaries;

WHEREAS, Employee acknowledges that the Company and its Subsidiaries expend substantial resources establishing long term relationships with their Customers and Employee will from time to time during the course of his employment be exposed to such Customers and prospective customers and clients;

WHEREAS, Employee acknowledges that in connection with his employment Employee will have access to valuable Confidential Information (as defined in Section 8 below) including, but not limited to, the Company's and its Subsidiaries' methods of doing business, business plans and trade secrets; and

WHEREAS, the Company desires that the Employee not directly or indirectly compete with the Company or its Subsidiaries for a reasonable period of time because of the detrimental effect such competition would have on the business of the Company and its Subsidiaries;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.                   Employment. The Company hereby employs the Employee and the Employee hereby accepts employment, pursuant to the terms and conditions of this Agreement.

2.                   Employment; Term. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and terminated as provided in Section 6 hereof (such period being the "Employment Period").

3.                   Position and Duties.

(a)                 During the Employment Period, Employee wil1 serve as Vice President, Professional Sales for the Company and will have the normal duties, responsibilities and authority of this office, subject to the power of the CEO and the Board to expand or limit such duties, responsibilities and authority and to override Employee's actions.

(b)                 During the Employment Period, Employee will report to the CEO and CSMO and will devote all of his time, best efforts and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and to the performance of such duties, as aforesaid and as may be assigned to him from time to time by the Company. Employee will act in the best interest of the Company and its Subsidiaries and, except as may be specifically permitted by the CEO and the Board, will not engage in any other business activity. Employee will perform his duties, responsibilities and function on behalf of the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. However, nothing in this Agreement shall bar or impair the Employee from continuing his existing or future Corporate Board Affiliations providing any affiliation is not deemed a competitor of Company.

1

 4.                   Compensation.

(a)                 During the Employment Period, Employee's base salary will be no less than $125,000 per annum (as adjusted from time to time, the "Base Salary"). Employee's Base Salary will be paid by the Company in regular installments in accordance with the Company's general payroll practices and may be increased in the sole discretion of the Board. There may be additional compensation paid in the form of commissions payable against revenues generated by sales secured by the Employee. Such commissions will be mutually agreed upon by the Company and Employee and outlined in a separate Agreement. Employee understands that compensation will be accrued until such time as the Company has the resources to make regular payroll payments of the compensation outlined in this agreement.

(b) In addition to the Base Salary, for each complete calendar year during the Employment Period so long as Employee is employed by the Company on the last day of such calendar year Employee will be eligible to earn a performance bonus ("Performance Bonus"). Employee's target Performance Bonus for each complete fiscal year will be equal to ten percent (10%) of his Base Salary for such fiscal year (the "Target Bonus"). The actual amount of the Performance Bonus payable to Employee for any fiscal year may be greater than or less than the Target Bonus for such fiscal year and will be determined by the decision of the disinterested members of the Board based on the achievement of certain financial and individual performance goals to be established annually by the Board. Any Performance Bonus payable pursuant to this Section 3(b) will be payable in a lump sum at such time as may be determined by the Board, but no later than the earlier of (i) ten (10) business days after the Company finalizes its audited financial statements for the applicable year or (ii) 150 days following the end of such fiscal year.

(c) Upon Employee's execution of this Agreement, the Company will immediately grant to Employee an option to purchase 10,000 shares of the Company's Common Stock with a vesting and strike price set as follows:

(i) 2,500 shares vested immediately with a strike price of $0.001 per share

(ii)  2,500 vested on the six month anniversary of this agreement if Employee is still working for the Company with a strike price of $0.001 per share.

(iii) 2,500 shares vested on the first anniversary of this agreement if Employee is still working for the Company with a strike price of $0.001 per share.

(iv) 2,500 shares vested n the second anniversary of this agreement if Employee is still working for the Company with a strike price of $0.001 per share.

(d) The options above shall vest according to the above schedule, and can be exercised at any time, up to and including 24 months after expiration or termination of this agreement. The options above shall be delivered to employee in the form of an option within 14 days of execution of this agreement and approval by the board of directors.

(e)  Upon any merger and/or acquisition transaction involving the Company, or a Change in Control of the Company, all of the stock options referred to in Paragraphs 4(c) shall vest automatically and immediately.

(f) Employee will have the right, at any time during the course of this agreement, and up to 6 months after the expiration of the term of this agreement or any extension thereto, to convert any then unpaid compensation to Company stock at a price equal to 50% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTCQB exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future ("Exchange"), for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company, in the form of registered securities (S8 shares). Employee shall notify the company in writing at least 5 business days prior to the end of the month that the Employee elects to take said compensation in the form of stock. The company must make arrangements for said stock transfer within 5 business days of the receipt of the written notification, and said stock must be delivered within 15 days of receipt of said notice to the Company or the Company shall be deemed in default, this agreement terminated, and all compensation due shall be automatically accelerated and all unvested options shall become vested.

2

(g) Employee will be entitled to an annual salary increase of no less than 10% of the prior year’s annual salary to commence on the first day after each year anniversary.

5. Benefits.

In addition to the Base Salary and other compensation provided for in Section 4 above, Employee will be entitled to the following benefits during the Employment Period:

(a)	Employee will be entitled to participate in the Company's health and welfare benefit programs and vacation and other benefit programs for which other employees of the Company are generally eligible, subject to any eligibility requirements of such plans and programs. If the Company does not offer a health and welfare benefit program, employee will be entitled to reimbursement of expenses paid by employee for a private health and benefit program up to $350 each calendar month.

(b)	The Company will reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. For purposes of Code Section 409A, any reimbursements otherwise payable to Employee under this Section 4(b) shall be paid no later than the end of the calendar month following the month in which related expense was incurred, the amount of expenses reimbursed in one month shall not effect the amount eligible for reimbursement in any subsequent month, and Employee's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)	The Company shall indemnify and hold harmless the Employee against all claims arising out of Employee's actions or omissions occurring during Employee's employment with the Company to the fullest extent provided (A) by the Company's Certificate of Incorporation and/or Bylaws, and (B) under the Nevada General Corporation Law, as each may be amended from time to time. The Company shall maintain a Directors & Officers liability insurance policy ("D&O Coverage") covering Employee to the same extent as the Company provides such coverage for its other executive officers and directors. The Company agrees to make such policy available to Employee within 30 days of the commencement of his employment. The aforesaid indemnification and hold harmless obligations shall include any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that the Employee is or was a director, officer, employee or agent of the Company or any Subsidiary, whether asserted or claimed prior to, at or after the date of the Employee's termination of employment, to the fullest extent permitted under applicable law and on a basis no less favorable than in existence under the Company's Bylaws and Certificate of Incorporation in effect as of the Effective Date of this Agreement. This provision shall survive the Employee's employment and require the Company to maintain a Directors & Officers liability insurance policy ("D&O Coverage") on behalf of the Employee, for a period of two (2) years.

6.  Termination.

(a)	Notwithstanding Section 1 of this Agreement, Employee's employment with the Company and the Employment Period will end on the earlier of (i) the Employee's death or mental or physical disability or incapacity, such that he is unable to fulfill his duties and responsibilities, with or without a reasonable accommodation (as determined by a physician selected by the Company in its good faith judgment), (ii) the Employee's resignation or (iii) termination by the Company at any time with or without Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company or by the Employee will be effective as specified in a written notice from the terminating Party to the other Party.

3

(b)	If during the Employment Period the Employee's employment with the Company is terminated pursuant to Section 6(a)(i) above, or is terminated by the Company with Cause or if the Employee resigns for any reason other than Good Reason, then Employee will only be entitled to receive his Base Salary through the date of termination and payment (at the rate of base salary then in effect) for any vacation time accrued during the portion of the then-current calendar year ending with the date of such termination and not used prior to that date and will not be entitled to any other salary, bonus, severance, compensation or benefits from the Company or any of its Subsidiaries or affiliates or their benefit plans, other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

(c)	If (i) Employee's employment with the Company is terminated during the Employment Period by the Company without Cause or by the Employee with Good Reason and, in either case, (ii) Employee executes a general release (the "Release") in favor of the Company, their Subsidiaries and their affiliates in form and substance satisfactory to the Company within 25 days of such termination and such release becomes effective and is not revoked or rescinded, (iii) Employee complies with the terms of this Agreement and the Release, and (iv) Employee has worked for the company for at least one month, Employee will be entitled to receive as severance his Base Salary for a period equal to the number of complete months he has worked for the Company, up to a maximum of twelve (12) months. The severance payments payable to Employee pursuant to this clause (c) of this Section will be paid over time at the times and in the manner that his Base Salary is paid pursuant to Section 3 hereof, beginning at the end of the first complete pay period following the sixtieth (60th) day after such termination. Notwithstanding the foregoing, if the Company is a "public company" within the meaning of Internal Revenue Code Section 409A, any amounts payable to Employee during the first six months and one day following the date of termination pursuant to this Section 6(c) will be deferred until the date which is six (6) months and one day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which Employee would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

(d)	Except as otherwise expressly provided herein, all of Employee' s rights to salary, bonuses, fringe benefits, severance and other compensation hereunder or under any policy or program or benefit plans of the Company or any of its Subsidiaries which might otherwise accrue or become payable on or after the termination of the Employment Period will cease upon such termination other than vested retirement benefits or insurance continuation rights expressly required under applicable law (such as COBRA).

(e)	For purposes of this Agreement, "Cause" will mean (i) conviction of a felony, (ii) repeated and continuous failure to perform lawful duties as reasonably directed by the Board and only after written notice has been provided to Employee within 10 days after each such incident of failure, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or affiliates or in the performance of Employee's duties hereunder, (iv) violating any of the terms of the Company's established rules or policies which, if curable, is not cured to the Board's reasonable satisfaction within forty-five (45) days after written notice thereof to Employee, (v) any other material breach of this Agreement or any other agreement between the Employee and the Company or any of its Subsidiaries which, if curable, is not cured to the Board's reasonable satisfaction within fifteen (15) days after written notice thereof to Employee.

(f)	For purposes of this Agreement, "Good Reason" will mean (i) Employee is demoted to a position other than Vice President, Professional Sales, (ii) any material breach of this Agreement by the Company, which breach is not cured within forty-five (45) business days following written notice to the Company of such breach, or (iii) the Company requiring Employee, without Employee' s prior consent, to be permanently based at any office located more than ten (10) miles from the Company's office at which Employee is based as of the date of this Agreement, excluding travel reasonably required in the performance of Employee's duties hereunder, (iv) a Change of Control, or (v) the Company's liquidation, insolvency, assignment for the benefit of creditor(s), or upon the filing of a petition in bankruptcy provided that in the case of clauses (i), (ii), (iii), or (iv) an event or circumstance, (v) shall only constitute "Good Reason" during the ninety (90) day period following the date of such assignment (after which it shall be deemed waived by Employee if prior thereto Employee has not exercised his right to resign for "Good Reason"), (vi) shall only constitute "Good Reason" if Employee gives written notice to the Company of his intent to terminate this Agreement and the Company fails to remedy the same within forty five (45) days after such notice.

4

7.  Non-Disparagement.

Employee agrees not to disparage or impugn the Company, its subsidiaries, management employees or any members of its Board. Likewise, the Company, its subsidiaries, the members of its Board and its management level employees will not disparage or impugn Employee. Any inquiries regarding Employee will be forwarded to the CEO or other dis-interested Board member, who will provide a neutral employment reference for Employee (which includes dates of employment, the position held, the duties of that position and with Employee's authorization, compensation information).

8.  Confidential Information.

(a)	Employee recognizes and acknowledges that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information and that Employee will have access to certain Confidential Information of the Company, its Subsidiaries and affiliates and Persons with which the Company and its Subsidiaries do business, and that such Confidential Information constitutes valuable, special and unique property of the Company, its Subsidiaries and affiliates and such other Persons. "Confidential Information" will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company's or its Subsidiaries' or affiliates' (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information and data obtained by Employee while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries or affiliates, including information concerning acquisition opportunities in or reasonably related to the Company's or its Subsidiaries' or affiliates' business or industry, the identities of the current, former or prospective employees, suppliers and customers of the Company or its Subsidiaries, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment, any or all of which are not generally or publicly known. The Employee agrees that he will use the Confidential Information only as necessary and only in connection with the performance of his duties hereunder. Employee agrees that he will not knowingly disclose to any unauthorized Person or use for his own or any other purposes (except as described in the immediately preceding sentence) any Confidential Information without the prior written consent of the Board, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of Employee's acts or omissions or (b) Employee is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that Employee must (i) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (ii) cooperate with the Company to contest, object to or limit such a request and, in any case, when revealing, such Confidential Information to such court order.

(b)	Employee understands that the Company and its Subsidiaries and affiliates will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company and its Subsidiaries and affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the foregoing provisions of this Section 8, Employee will hold Third Party Information in the strictest confidence and will not knowingly disclose to anyone (other than personnel and consultants of the Company or its Subsidiaries and affiliates who need to know such information in connection with their work for the Company or its Subsidiaries and affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.

5

(c)	Employee will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Employee's and which is (a) common knowledge in the industry or (b) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or any of its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or other Person.

9. Return of Corporate Property.

Employee acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by Employee concerning any information relating to the business of the Company or any of its Subsidiaries, whether confidential or not, are the property of the Company. Employee will deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or any of its Subsidiaries which he may then possess or have under his control.

10. Intellectual Property Rights.

Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company's or any of its Subsidiaries' or affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company and its Subsidiaries or any of their predecessors (collectively, the "Work Product") belong to the Company or such Subsidiary. All Work Product created by Employee while employed by the Company or any of its predecessors will be considered "work made for hire," and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Employee's rights to any copyrights or copyright registrations related thereto, are conveyed, assigned and transferred to the Company pursuant to this Agreement. Employee will promptly disclose and deliver such Work Product to the Company and, at the Company's expense, perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

11. Employee's Representations.

Employee hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (iii) Employee is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that Employee has had the opportunity to consult with independent legal counsel regarding Employee's rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein.

6

12. Definitions.

"Board" means the Board of Directors of the Company.

"Business" means the business (whether conducted or to be conducted in the future) of (a) developing, providing, marketing and selling medicine safes with fingerprint technology, and (b) providing any other products or services which the Company or any of its Subsidiaries provide during the Employment Period.

"Change of Control" means the occurrence of any of the following events, whether in one or a series of related transactions: (a) the acquisition of at least fifty percent (50%) of the then outstanding shares of common stock of RX Safes, Inc. by any Person or entity, (b) the acquisition of all or substantially all of the assets of RX Safes, Inc., or (c) any merger or consolidation of RX Safes, Inc., provided that the events described in clause (b) or (c) of this definition will not be deemed a Change of Control if more than fifty percent (50%) of the then outstanding shares of common stock of the acquiring entity or surviving entity (in the case of a merger) are owned by Persons who, immediately prior to such event, owned more than fifty percent (50%) of the then outstanding shares of common stock of RX Safes, Inc., as the case may be. In determining whether the fifty percent (50%) threshold discussed above has been met, shares which are subject to voting control by a Person or Persons acting under a voting agreement (but not a revocable proxy) will be counted, even though such shares may not be owned by such Person.

"Customer" means any Person who: (a) purchased products or services from the Company or any Subsidiary during the two years prior to the date of termination of Employee's employment.

"Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

"Subsidiaries" means any corporation, limited liability company or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company or any corporation or other entity of which the Company or one of its Subsidiaries serves as the managing member or in a similar capacity, in each case either directly or through one or more Subsidiaries, the names and addresses of which will be provided to the Employee upon execution of this Agreement .

13. Survival.

Sections 7, 8, 9 and 10 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

14. Notices.

Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, sent by facsimile (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Employee:

Faruk Okcetin

110 Talisman Way, Apt 327,

Raleigh, NC 27615,

Commerce, MI

Email: faruk@aspiremedservices.com

7

Notices to the Company:

Rx Safes, Inc.

170 South Green Valley Parkway, Suite 300

Henderson, NV 89012

info@rxsafes.com

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

15. Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Jaw, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction ,such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Complete Agreement.

This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

17. Counterparts.

This Agreement may be executed in separate counterparts (including by facsimile and electronic signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. No Strict Construction.

The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any Person.

19. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns. Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder (including without limitation its rights under Section IO), without the consent of, or notice to, the Employee, to any of the Company's affiliates or any Subsidiary of the Company. In the event of a Change of Control, the Company will assign this Agreement to the Person that acquires the Company and retains the Employee, in which case all references to the Company will refer to such assignee.

20. Choice of Law; Exclusive Venue.

THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS {WHETHER OF THE STATE OF NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A

8

FEDERAL DISTRICT COURT LOCATED IN LAS VEGAS, NEVADA OR THE SUPERIOR COURT LOCATED IN LAS VEGAS, NEVADA(COLLECTIVELY THE "DESIGNATED COURTS"). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 13 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

21. Mutual Waiver of Jury Trial.

THE PARTIES EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A JUDGE WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION , COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

22. Business Days.

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

23. Withholding.

The Company and its Subsidiaries will be entitled to deduct or withhold from any amounts owing to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Employee' s compensation or other payments from the Company or any of its Subsidiaries or Employee' s ownership interest in the Company or any of its Subsidiaries or its parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

24. Assistance in Proceedings.

During the Employment Period and for twelve (12) months thereafter, Employee will reasonably cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and its Subsidiaries all pertinent information and turning over to the Company and its Subsidiaries all relevant documents which are or may come into Employee' s possession, all at times and on schedules that are reasonably consistent with Employee' s other permitted activities and commitments). In the event the Company requires Employee's cooperation in accordance with this Section 24, the Company will pay Employee a reasonable per diem as determined by the Board and reimburse Employee for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

9

25. Amendment and Waiver.

The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

26. 409A.

It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall be construed and interpreted consistent with that intent. Employee and the Company agree to agree to make such reasonable amendments to this Agreement as may be necessary to avoid the imposition of penalties and additional taxes on Employee under Code Section 409A of the Code. For purposes of Code Section 409A, (i) references herein to the Employee's ''termination of employment" or like references shall refer to the Employee's "separation from service" with the Company within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and (ii) each amount payable under this Agreement as a result of the separation of the Employee's service shall constitute a "separate payment within the meaning of Treasury Regulation §l.409A- 2(b)(2)(iii),and each such payment shall at all times be considered a separate and distinct payment for all purposes of Code Section 409A. Employee acknowledges and agrees that notwithstanding this Section 26 or any other provision of this Agreement, the Company is not providing any tax advice with respect to Code Section 409A or otherwise and is not making any guarantees or other assurances of any kind to Employee with respect to the tax consequences or treatment of any amounts paid or payable to Employee hereunder.

10

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first written above.

For the Employee

/s/ Frank Okcetin

Frank Okcetin

For Rx Safes, Inc.

/s/ Lorraine Yarde

Lorraine Yarde, CEO,

11